As filed with the Securities and Exchange Commission
                                  on January 3, 1997

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       FORM 15
               Certification and Notice of Termination of Registration
                                 under Section 12(g)
                      of the Securities Exchange Act of 1934 or
           Suspension of Duty to File Reports Under Sections 13 and 15(d)
                       of the Securities Exchange Act of 1934.

                                       0-26656
                                Commission File Number

                         CARDIOTRONICS SYSTEMS, INCORPORATED
                (Exact name of registrant as specified in its charter)

                               12050 Lone Peak Parkway
                                  Draper, Utah 84020
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                        Common, Series C Convertible Preferred
               (Title of each class of securities covered by this Form)

                                         None
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)      X         Rule 12h-3(b)(1)(ii)
               Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(2)(i)
               Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(ii)
               Rule 12g-4(a)(2)(ii)               Rule 15d-6
               Rule 12h-3(b)(1)(i)

          Approximate number of holders of record as of the certification or notice date:
                                         127

          Pursuant to the requirements of the Securities Exchange Act of 1934 Cardiotronics Systems, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

          January 3, 1997               By:  Dale H. Ballard, President